Exhibit 99.1

Highlands Bancorp, Inc. Reports Increased Net Income for the Three and Six Months Ended June 30, 2011

VERNON, N.J.--(BUSINESS WIRE)--July 21, 2011--Highlands Bancorp, Inc. (OTCBB: HSBK.OB) parent company of Highlands State Bank, reported second quarter net income of $234,000, an increase of 88.7% compared to net income of $124,000 for the same period in 2010. For the six months ended June 30, 2011 net income was $461,000, an increase of 128.2% compared to a net income of $202,000 for the same period in 2010. After dividends and discount accretion on preferred stock, second quarter net income available to common stockholders was $154,000 or $.09 per diluted common share compared to net income of $44,000 or $.02 per diluted common share for the same period in 2010. The comparable six month results reflect net income available to common stockholders for 2011 of $302,000 or $.17 per diluted common share compared to net income of $43,000 or $.02 per diluted common share. Both 2011 and 2010 results reflect the impact of the dividends and accretion on the preferred stock issued to the United States Treasury in 2009 under the Treasury’s Capital Purchase Program (“CPP”).

Net interest income increased by $98,000 to $1,566,000 for the second quarter of 2011 when compared to net interest income of $1,468,000 for the second quarter of 2010 as a result of loan portfolio growth and lower costs of funds during the period. For the first six months of 2011, net interest income was $3,114,000 compared to $2,896,000 for the same period of 2010. The provision for loan losses decreased by $168,000 to $76,000 for the second quarter of 2011 when compared to a provision of $244,000 for the second quarter of 2010, due to stabilization in non-performing assets. The provision declined $310,000 to $127,000 for the first six months of 2011 when compared to $437,000 for the same period in 2010. There were no charge-offs in the second quarters of either 2011 or 2010. Recoveries of previously charged off loans totaled $3,000 for the second quarter of 2011, compared to no recoveries during the same period in 2010. Non-interest income for the second quarter of 2011 and the first six months of 2011 decreased $82,000 and $51,000 to $102,000 and $240,000 respectively, when compared to the same periods in 2010, primarily due to reduced gains from the sale of investment securities and an $11,000 loss on the sale of a foreclosed property during the second quarter of 2011. Non-interest expenses increased by $74,000 to $1,358,000 for the quarter and by $218,000 to $2,766,000 for the six months ended June 30, 2011 when compared to similar periods of 2010 due to increased legal costs related to problem loans, and payroll and data processing charges associated with the growth of the Company.

Total assets at Highlands State Bank were $163.3 million on June 30, 2011, decreasing $917 thousand or .6% when compared to total assets of $164.2 million at December 31, 2010. Deposits increased $4.6 million or 3.4% from $136.4 million on December 31, 2010 to $141.0 million on June 30, 2011. Net loans outstanding on June 30, 2011 were $127.6 million compared to $121.0 million on December 31, 2010, an increase of $6.6 million or 5.4%. Non-accrual loans declined slightly to $4.0 million at June 30, 2011 compared to $4.1 million at December 31, 2010. Investment securities declined by $4.4 million, as calls, maturities, and paydowns in the portfolio were used to fund new loan demand and short-term cash needs.

Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
INCOME STATEMENT
Net interest income	$1,566	$1,468	$3,114	$2,896
Provision for loan losses	76	244	127	437
Non-interest income	102	184	240	291
Non-interest expense	1,358	1,284	2,766	2,548
Net income	234	124	461	202
Preferred stock dividends and accretion	(80)	(80)	(159)	(159)
Net income (loss) available to
common stockholders	$154	$44	$302	$43

EARNINGS PER COMMON SHARE:
Net income available to
common stockholders:
Basic and diluted	$0.09	$0.02	$0.17	$0.02

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	6/30/2011	12/31/2010
Total loans	$129,458	$122,723
Allowance for loan losses	1,813	1,693
Investment securities	13,082	17,462
Total Assets	163,316	164,233
Total Deposits	141,049	136,399
Stockholders' Equity	16,388	16,107

Book value per common share	$6.08	$5.93
Tangible book value per common share	$5.63	$5.48

ASSET QUALITY
Non-accrual loans	$4,020	$4,144
Loans past due 90 days and
still accruing	-	-
Troubled debt restructuring	827	827
OREO property	658	799
Allowance for loan losses to total loans	1.40%	1.38%
Non-performing loans to total loans	3.74%	4.05%

CONTACT:
Highlands State Bank
George Irwin, 973-764-3200